                                                                      EXHIBIT 12
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COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In millions, except ratios)

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
                                                                             YEAR ENDED DECEMBER 31,
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                                                                1993       1992       1991       1990       1989
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Income (loss) from continuing operations before income tax
  expense (benefit)                                           $    (330) $     753  $     688  $      16  $     578
  Add:
  Interest costs                                                    232        221        231        264        291
  Estimated interest included in rentals (1)                         44         43         36         35         30
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Fixed charges as defined                                            276        264        267        299        321
  Interest costs capitalized                                        (10)       (10)        (9)        (5)        (7)
  Losses of less than majority owned affiliates, net of
   dividends                                                         27         34         32         22         15
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  Income (loss) as adjusted                                   $     (37) $   1,041  $     978  $     332  $     907
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
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Ratio of earnings to fixed charges                                 (0.13)       3.94       3.66       1.11       2.83
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
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
(1)  Represents the estimated interest portion of rents.
(2) Earnings were inadequate to cover fixed charges for the year-ended December 31, 1993, due to the provision for the restructuring program costs. The amount of the coverage deficiency is $313 million.

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